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                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
           FORM 3                                     Washington, D.C.  20549
-----------------------------


                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
Print or Type Responses)

1.  Name and Address of Reporting Person       2.  Date of Event           4.  Issuer Name and Ticker or Trading Symbol
                                                   Requiring Statement
    NBA Media Ventures, LLC                        (Month/Day/Year)            Convera Corporation (CNVR)
----------------------------------------------                             ---------------------------------------------------------
    (Last)        (First)         (Middle)         12/21/00                5.  Relationship of Reporting Person(s) to Issuer
                                               ---------------------------                (Check all applicable)
                                               3.  I.R.S. Identification             Director             X   10% Owner
                                                   Number of Reporting          -----                   -----
    450 Harmon Meadow Boulevard                    Person, if an entity              Officer (give            Other (specify
                                                   (Voluntary)                  -----     title below)  ------          below)
----------------------------------------------
               Street                                                             ---------------------------------------

Secaucus      New  Jersey         07094
--------------------------------------------------------------------------
(City)        (State)             (Zip)

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6.  If Amendment, Date of
    Original (Month/Day/ Year)

---------------------------------------------------
7.  Individual or Joint/Group
    Filing (check Applicable Line)
    X  Form filed by One Reporting Person
    --
       Form filed by More than One Reporting Person
    --
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1.  Title of Security               2.  Amount of Securities      3.  Ownership        4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                          Beneficially Owned            From:  Direct        (Instr. 5)
                                        (Instr. 4)                    (D) or Indirect
                                                                      (I) (Instr. 5)
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    Class A Common Stock                    4,746,221                       D

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  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
  * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      SEC 1473(7-96)



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FORM 3 (continued)           Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security         2.  Date Exer-           3.  Title and Amount of Securities Underlying   4.  Conversion
    (Instr. 4)                               cisable and              Derivative Security                             or
                                             Expiration Date          (Instr. 4)                                      Exercise
                                             (Month/Day/Year)                                                         Price of
                                                                                                                      Deri-
                                                                                                                      vative
                                                                                                                      Security
     None
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                                                                                                     Amount
                                         Date          Expira-                                       or
                                         Exer-         tion                     Title                Number
                                         cisable       Date                                          of
                                                                                                     Shares
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                                                                                                       below          below
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5. Owner-      6.  Name of Indirect
   ship            Beneficial Ownership
   Form of         (Instr. 5)
   Deriv-
   ative
   Security:
   Direct
   (D) or
   Indirect
   (I)
   (Instr. 5)
----------------------------------------

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                                                          By:  NBA Media Ventures, LLC

                                                           /s/ Edwin S. Desser                               December 22, 2000
                                                          -----------------------------------------      -------------------------
                                                          Edwin S. Desser, Executive Vice President           Date
                                                          on behalf of NBA Media Ventures, LL




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
         See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                        Page 2
required to respond unless the form displays a currently valid OMB Number                                          SEC 1473 (7-96)

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